Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated November 4, 2020, relating to the balance sheet of Tiga Acquisition Corp. as of July 27, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from July 27, 2020 (inception) through July 27, 2020, appearing in the Registration Statement on Form S-1, File No. 333-249853, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 23, 2020